UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2015

IPALCO ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Indiana	1-8644	35-1575582
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Monument Circle, Indianapolis, Indiana		46204
(Address of principal executive offices)		(Zip Code)

317-261-8261

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 25, 2015, the Registrant completed its previously announced sale of $405 million aggregate principal amount of 3.45% Senior Secured Notes due 2020 (the “Notes”) pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The Notes were issued pursuant to an Indenture dated June 25, 2015, by and between the Registrant and U.S. Bank, National Association, as trustee (the “Indenture”).

The Notes are secured by the Registrant’s pledge of all of the outstanding common stock of Indianapolis Power & Light Company.  The lien on the pledged shares will be shared equally and ratably with the Registrant’s existing senior secured notes.  The Registrant has entered into a Pledge Agreement Supplement with The Bank of New York Mellon Trust Company, N.A., as Collateral Agent, dated June 25, 2015 (the “Pledge Agreement Supplement”), to the Pledge Agreement between the Registrant and The Bank of New York Mellon Trust Company, N.A. as successor Collateral Agent dated November 14, 2001, as supplemented by a Pledge Agreement Supplement dated April 15, 2008 and a Pledge Agreement Supplement dated May 18, 2011, each by the Registrant in favor of the Collateral Agent.

Payments of interest on the Notes are payable on January 15 and July 15 of each year, commencing January 15, 2016. Principal on the Notes is payable on the maturity date, which is July 15, 2020. The Registrant has also agreed to register the Notes under the Securities Act by filing an exchange offer registration statement or, under specified circumstances, a shelf registration with the Securities and Exchange Commission pursuant to a Registration Rights Agreement, dated as of June 25, 2015 (the “Registration Rights Agreement”), among the Registrant and J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, as representatives of the initial purchasers of the Notes. Failure to timely comply with certain provisions of the Registration Rights Agreement will result in increased interest on the Notes.

The Registrant intends to use the proceeds from the sale of the Notes to pay for notes tendered in a tender offer to purchase for cash any and all of the Registrant’s outstanding 7.25% Senior Secured Notes due 2016 (the “2016 Notes”), of which $400 million were outstanding. In conjunction with the tender offer, the Registrant commenced a solicitation of consents to amend the indenture governing the 2016 Notes to alter the notice requirements for optional redemption, eliminate substantially all of the restrictive covenants and several events of default and certain other provisions contained in the indenture governing the 2016 Notes. The Registrant intends to use the remaining proceeds for the redemption of any remaining 2016 Notes outstanding and to pay related fees and expenses of the offering of the Notes, the tender offer and the consent solicitation.

            The foregoing descriptions of the Notes, the Indenture, the Pledge Agreement Supplement and the Registration Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the Indenture, the Pledge Agreement Supplement and the Registration Rights Agreement, which are filed as Exhibits 4.1, 4.2 and 4.3 hereto, respectively, and are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in response to Item 1.01 with respect to the Notes, the Indenture, the Pledge Agreement Supplement and the Registration Rights Agreement is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 4.1	Indenture between IPALCO Enterprises, Inc. and U.S. Bank, National Association, as Trustee, dated June 25, 2015 for the 3.45% Senior Secured Notes due 2020

Exhibit 4.2	Pledge Agreement Supplement between IPALCO Enterprises, Inc. and The Bank of New York Mellon Trust Company, N.A., as Collateral Agent, dated June 25, 2015 to the Pledge Agreement between IPALCO Enterprises, Inc. and The Bank of New York Mellon Trust Company dated November 14, 2001, as amended

Exhibit 4.3	Registration Rights Agreement, dated June 25, 2015, among IPALCO Enterprises, Inc. and J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, as representatives of the initial purchasers of the Notes

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IPALCO ENTERPRISES, INC.

Date: June 25, 2015	By:	/s/ Craig L. Jackson
	Name:	Craig L. Jackson
	Title:	Chief Financial Officer